Exhibit 99.1

Contact: Robert Lewey, President IES Holdings, Inc. 713-860-1500

        FOR IMMEDIATE RELEASE

IES HOLDINGS ACQUIRES FREEMAN ENCLOSURE SYSTEMS, LLC

HOUSTON — March 16, 2017 — IES Holdings, Inc. (or “IES”) (NASDAQ: IESC) today announced that its subsidiary IES Infrastructure Solutions, LLC has acquired all of the membership interests of Freeman Enclosure Systems, LLC (“Freeman”). Freeman, based outside of Cincinnati, Ohio, manufactures custom generator enclosures that are primarily used by data centers and large commercial and industrial facilities. The acquisition also includes the purchase of Freeman’s 143,000-square foot manufacturing facility through an affiliated entity. Freeman will operate as a subsidiary in IES’s Infrastructure Solutions segment and will continue to operate under the Freeman name.

“We are pleased to have Freeman Enclosure Systems and its over 250 employees join IES. As a leading manufacturer of custom generator enclosures, Freeman adds valuable engineering and manufacturing capabilities to the suite of product and service solutions that we can offer our customers,” said Mike Rice, President of IES’s Infrastructure Solutions segment. “I am particularly excited to partner with Dale Freeman, who founded the company and will continue as President of Freeman. I look forward to working with him to provide Freeman with additional resources and capital to further expand its capabilities.”

Dale Freeman, President of Freeman, added, “Freeman owes its success to its dedicated employees, many of whom I’ve known and worked with for years. Partnering with IES offers them the opportunity to join a company that shares this same long-term commitment to its employees and customers and that can also provide the capital necessary to meet our expansion needs.”

Robert Lewey, President of IES, noted, “The acquisition of Freeman is consistent with our strategy to complete strategic acquisitions that enhance our capabilities within current operating segments. Freeman, like our other acquisitions in the Infrastructure Solutions segment, strengthens our offering of electro-mechanical products and services. These acquisitions are also a strong step toward improving our profitability and utilizing the approximately $404 million of net operating loss carryforwards available to us for U.S. federal income tax purposes as of September 30, 2016.”

ABOUT IES HOLDINGS, INC.

IES is a holding company that owns and manages diverse operating subsidiaries, comprised of providers of industrial infrastructure services to a variety of end markets. Our over 4,000 employees serve clients in the United States. For more information about IES, please visit www.ies-co.com.

ABOUT IES INFRASTRUCTURE SOLUTIONS

IES’s Infrastructure Solutions segment provides electro-mechanical solutions for industrial operations. For more information about IES Infrastructure Solutions, please visit www.iesinfrastructure.com.

ABOUT FREEMAN ENCLOSURE SYSTEMS

Freeman manufactures custom generator enclosures that are primarily used by data centers and large commercial and industrial facilities. Based outside of Cincinnati, Ohio, Freeman operates in a 143,000-square foot manufacturing facility and supports customers throughout the United States. For more information about Freeman, please visit www.freemanenclosures.com.

Certain statements in this release may be deemed “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, all of which are based upon various estimates and assumptions that the Company believes to be reasonable as of the date hereof. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “could,” “should,” “expect,” “plan,” “project,” “intend,” “anticipate,” “believe,” “seek,” “estimate,” “predict,” “potential,” “pursue,” “target,” “continue,” the negative of such terms or other comparable terminology. These statements involve risks and uncertainties that could cause the Company’s actual future outcomes to differ materially from those set forth in such statements. Such risks and uncertainties include, but are not limited to, the ability of our controlling shareholder to take action not aligned with other shareholders; the possibility that certain tax benefits of our net operating losses may be restricted or reduced in a change in ownership; the potential recognition of valuation allowances on net deferred tax assets; the inability to carry out plans and strategies as expected, including our inability to identify and complete acquisitions that meet our investment criteria in furtherance of our corporate strategy; competition in the industries in which we operate, both from third parties and former employees, which could result in the loss of one or more customers or lead to lower margins on new projects; fluctuations in operating activity due to downturns in levels of construction, seasonality and differing regional economic conditions; and our ability to successfully manage projects, as well as other risk factors discussed in this document, in the Company’s annual report on Form 10-K for the year ended September 30, 2016 and in the Company’s other reports on file with the SEC. You should understand that such risk factors could cause future outcomes to differ materially from those experienced previously or those expressed in such forward-looking statements. The Company undertakes no obligation to publicly update or revise any information, including information concerning its controlling shareholder, net operating losses, borrowing availability, or cash position, or any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

Forward-looking statements are provided in this press release pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of the estimates, assumptions, uncertainties, and risks described herein.

General information about IES Holdings, Inc. can be found at http://www.ies-co.com under “Investors.” The Company’s annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments to those reports, are available free of charge through the Company’s website as soon as reasonably practicable after they are filed with, or furnished to, the SEC.